The Cincinnati Insurance Company ■ The Cincinnati Indemnity Company
The Cincinnati Casualty Company ■ The Cincinnati Specialty Underwriters Insurance Company
The Cincinnati Life Insurance Company ■ CFC Investment Company ■ CSU Producer Resources Inc.

Investor Contact: Dennis E. McDaniel, 513-870-2768
CINF-IR@cinfin.com

Media Contact: Betsy E. Ertel, 513-603-5323
Media_Inquiries@cinfin.com

Cincinnati Financial Reports Second-Quarter 2018 Results

Cincinnati, July 26, 2018 – Cincinnati Financial Corporation (Nasdaq: CINF) today reported:

•
Second-quarter 2018 net income of $217 million, or $1.32 per share, compared with $100 million, or 60 cents per share, in the second quarter of 2017, after recognizing an $80 million increase in the fair value of equity securities still held that prior to 2018 would have been reported in other comprehensive income instead of net income.

•	$26 million or 24 percent increase in non-GAAP operating income* to $133 million, or 81 cents per share, compared with $107 million, or 64 cents per share, in the second quarter of last year.

•
$117 million increase in second-quarter 2018 net income, reflecting the after-tax net effect of a $91 million increase in net investment gains, a $16 million increase in after-tax investment income and a $13 million increase in after-tax property casualty underwriting income. Included in the $91 million increase in net investment gains was an increase of $4 million in net gains of securities sold, in addition to the $80 million noted above.

•	$48.68 book value per share at June 30, 2018, down $1.61 or 3.2 percent since year-end.

•	Negative 1.1 percent value creation ratio for the first six months of 2018, compared with positive 7.0 percent for the same period of 2017.

Financial Highlights

(Dollars in millions, except per share data)	Three months ended June 30,			Six months ended June 30,
	2018	2017	% Change	2018	2017	% Change
Revenue Data
Earned premiums	$1,294	$1,241	4	$2,554	$2,449	4
Investment income, net of expenses	154	151	2	304	300	1
Total revenues	1,558	1,386	12	2,782	2,909	(4)
Income Statement Data
Net income	$217	$100	117	$186	$301	(38)
Investment gains and losses, after-tax	84	(7)	nm	(67)	96	nm
Non-GAAP operating income*	$133	$107	24	$253	$205	23
Per Share Data (diluted)
Net income	$1.32	$0.60	120	$1.12	$1.81	(38)
Investment gains and losses, after-tax	0.51	(0.04)	nm	(0.41)	0.58	nm
Non-GAAP operating income*	$0.81	$0.64	27	$1.53	$1.23	24

Book value				$48.68	$44.97	8
Cash dividend declared	$0.53	$0.50	6	$1.06	$1.00	6
Diluted weighted average shares outstanding	164.5	166.0	(1)	165.0	166.2	(1)

*
The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures defines and reconciles measures presented in this release that are not based on U.S. Generally Accepted Accounting Principles.

**	Forward-looking statements and related assumptions are subject to the risks outlined in the company’s safe harbor statement.

CINF 2Q18 Release 1

Insurance Operations Second-Quarter Highlights

•	97.2 percent second-quarter 2018 property casualty combined ratio, down from 98.3 percent for the second quarter of 2017.

•	6 percent growth in second-quarter net written premiums, reflecting price increases and premium growth initiatives.

•
$181 million second-quarter 2018 property casualty new business written premiums, up 10 percent. Agencies appointed since the beginning of 2017 contributed $17 million or 9 percent of total new business written premiums.

•	$17 million of life insurance subsidiary net income, up $5 million from second-quarter 2017, and 7 percent growth in second-quarter 2018 term life insurance earned premiums.
Investment and Balance Sheet Highlights

•	2 percent or $3 million increase in second-quarter 2018 pretax investment income, including a 5 percent increase for stock portfolio dividends and a 1 percent increase for bond interest income.

•	Three-month increase of 1 percent in fair value of total investments at June 30, 2018, including a 2 percent increase for the stock portfolio and an increase of 1 percent for the bond portfolio.

•	$2.509 billion parent company cash and marketable securities at June 30, 2018, down $2 million from year-end 2017.

Property Casualty Operations Producing Results
Steven J. Johnston, president and chief executive officer, commented: “We continued to achieve strong non-GAAP operating income results, increasing that measure 24 percent to $133 million in the second quarter. Our property casualty insurance operations led the way, improving underwriting profit by 57 percent for the quarter. Pretax investment income continued its steady contribution, growing 2 percent compared with second-quarter 2017.
“The change in accounting rules we mentioned in the first quarter, again affected our net income results – this time to the positive. Net income increased 117 percent to $217 million compared with the second quarter of last year, after recognizing an $80 million after-tax increase in the fair value of our equity securities.
“Looking closer at our insurance operations, property casualty underwriting continued to produce steady results, making strides in both our quarterly and first-half combined ratios. Fewer weather-related catastrophes in the second quarter helped to counteract the increase in noncatastrophe weather-related losses we had earlier in the year to bring our six-month combined ratio to 97.5 percent – an improvement of 1.5 points.”
Positive Trends Building Momentum
“We’re seeing many positive trends that demonstrate our plans are working. With continued focus and determination, we believe this momentum will continue into the second half of the year.
“Property casualty new business written premiums reached another record high in the second quarter, growing 10 percent to $181 million compared with last year, as production from recently appointed agencies accelerates. As we continue to hone our abilities in both pricing precision and policy segmentation, our underwriters have the tools they need to confidently select and price new business from our agencies.
“Total property casualty net written premium growth for the first six months got back on track, increasing 4 percent, compared with the first half of 2017. Overall renewal pricing trends developed satisfactorily with standard and excess and surplus commercial lines policies averaging percentage increases in the low-single-digit range and personal lines experiencing rate change percentages that averaged in the high mid-single-digit range.
“By seeking increased pricing on those accounts that need it most, and remaining very competitive on our agents’ best-performing accounts, we are able to reach the right balance between growth and profitability.
“Our life insurance subsidiary continued to benefit from revenue growth and tax reform as lower income taxes helped propel its first-half non-GAAP operating income to a record $30 million – an increase of 30 percent when compared to the same period of 2017.”
Steady Investment Approach
“Book value per share – at $48.68 – is down 3.2 percent compared with year-end 2017. While it wasn’t enough to recoup the entire effect of lower valuation in securities markets we experienced at the end of March, we did experience a nice rebound in our equity portfolio which helped to improve book value by $0.26 compared with March 31, 2018. Those valuation gains in our equity portfolio – along with net purchases in both our equity and bond portfolios – resulted in the increased fair value of our total investment portfolio during the second quarter.
“We’re maintaining a long-term perspective with our investment philosophy and aren’t swayed by periodic market volatility. For now, we remain focused on our insurance business and are confident it’s in excellent shape to provide cash for investment and earnings that support future shareholder dividends and add to book value.”

CINF 2Q18 Release 2

Insurance Operations Highlights
Consolidated Property Casualty Insurance Results

(Dollars in millions)	Three months ended June 30,			Six months ended June 30,
	2018	2017	% Change	2018	2017	% Change
Earned premiums	$1,230	$1,181	4	$2,430	$2,332	4
Fee revenues	3	3	0	6	6	0
Total revenues	1,233	1,184	4	2,436	2,338	4

Loss and loss expenses	821	794	3	1,612	1,582	2
Underwriting expenses	376	367	2	759	727	4
Underwriting profit	$36	$23	57	$65	$29	124

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	66.7%	67.3%	(0.6)	66.3%	67.8%	(1.5)
Underwriting expenses	30.5	31.0	(0.5)	31.2	31.2	0.0
Combined ratio	97.2%	98.3%	(1.1)	97.5%	99.0%	(1.5)

			% Change			% Change
Agency renewal written premiums	$1,150	$1,090	6	$2,233	$2,147	4
Agency new business written premiums	181	165	10	340	318	7
Cincinnati Re net written premiums	48	40	20	94	80	18
Other written premiums	(30)	(24)	(25)	(60)	(43)	(40)
Net written premiums	$1,349	$1,271	6	$2,607	$2,502	4

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	62.2%	60.5%	1.7	63.5%	61.0%	2.5
Current accident year catastrophe losses	7.1	10.0	(2.9)	6.1	10.1	(4.0)
Prior accident years before catastrophe losses	(2.6)	(3.0)	0.4	(3.0)	(2.7)	(0.3)
Prior accident years catastrophe losses	0.0	(0.2)	0.2	(0.3)	(0.6)	0.3
Loss and loss expense ratio	66.7%	67.3%	(0.6)	66.3%	67.8%	(1.5)

Current accident year combined ratio before catastrophe losses	92.7%	91.5%	1.2	94.7%	92.2%	2.5

•	$78 million or 6 percent growth of second-quarter 2018 property casualty net written premiums, and six-month growth of 4 percent, largely due to premium growth initiatives and price increases.

•
$16 million or 10 percent increase in second-quarter 2018 new business premiums written by agencies and six-month growth of 7 percent. The second-quarter increase included a $12 million increase in standard market property casualty production from agencies appointed since the beginning of 2017.

•	80 new agency appointments in the first six months of 2018, including 37 that market only our personal lines products.

•
1.1 percentage-point decrease in the second-quarter 2018 combined ratio and a 1.5 percentage-point decrease for the six-month period, including a second-quarter decrease of 2.7 points and a six-month decrease of 3.7 points for losses from natural catastrophes. The six-month combined ratio included an increase of 1.2 points for losses from noncatastrophe weather-related losses.

•	2.6 percentage-point second-quarter 2018 benefit from favorable prior accident year reserve development of $31 million, compared with 3.2 points or $38 million for second-quarter 2017.

•	3.3 percentage-point six-month 2018 benefit from favorable prior accident year reserve development, matching the 2017 period.

•
2.5 percentage-point increase, to 63.5 percent, for the six-month 2018 ratio of current accident year losses and loss expenses before catastrophes, including an increase of 0.2 points in the ratio for current accident year losses of $1 million or more per claim, and with higher noncatastrophe weather-related losses representing approximately half of the increase.

•	31.2 percent first-half 2018 underwriting expense ratio matched the same period of 2017.

CINF 2Q18 Release 3

Commercial Lines Insurance Results

(Dollars in millions)	Three months ended June 30,			Six months ended June 30,
	2018	2017	% Change	2018	2017	% Change
Earned premiums	$812	$796	2	$1,602	$1,577	2
Fee revenues	—	1	(100)	2	2	0
Total revenues	812	797	2	1,604	1,579	2

Loss and loss expenses	510	519	(2)	1,029	1,054	(2)
Underwriting expenses	255	254	0	513	503	2
Underwriting profit	$47	$24	96	$62	$22	182

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	62.9%	65.2%	(2.3)	64.2%	66.9%	(2.7)
Underwriting expenses	31.3	31.9	(0.6)	32.0	31.9	0.1
Combined ratio	94.2%	97.1%	(2.9)	96.2%	98.8%	(2.6)

			% Change			% Change
Agency renewal written premiums	$758	$729	4	$1,529	$1,501	2
Agency new business written premiums	118	99	19	222	202	10
Other written premiums	(20)	(15)	(33)	(41)	(25)	(64)
Net written premiums	$856	$813	5	$1,710	$1,678	2

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	61.3%	59.7%	1.6	63.7%	60.4%	3.3
Current accident year catastrophe losses	6.8	8.7	(1.9)	5.3	8.7	(3.4)
Prior accident years before catastrophe losses	(4.9)	(3.0)	(1.9)	(4.2)	(1.6)	(2.6)
Prior accident years catastrophe losses	(0.3)	(0.2)	(0.1)	(0.6)	(0.6)	0.0
Loss and loss expense ratio	62.9%	65.2%	(2.3)	64.2%	66.9%	(2.7)

Current accident year combined ratio before catastrophe losses	92.6%	91.6%	1.0	95.7%	92.3%	3.4

•
$43 million or 5 percent increase in second-quarter 2018 commercial lines net written premiums, including higher renewal and new business written premiums. Two percent increase in six-month net written premiums.

•
$29 million or 4 percent rise in second-quarter renewal written premiums, with commercial lines average renewal pricing increases in the low-single-digit percent range, and including commercial auto increases in the high-single-digit range.

•	$19 million or 19 percent increase in second-quarter 2018 new business written by agencies, reflecting growth for each major line of business. For the six-month period, the increase was 10 percent.

•
2.9 and 2.6 percentage-point second-quarter and six-month 2018 combined ratio improvement, including decreases of 2.0 and 3.4 points for losses from natural catastrophes. The six-month decrease in the catastrophe loss ratio was partially offset by an increase of 1.5 points for losses from noncatastrophe weather-related losses.

•	5.2 percentage-point second-quarter 2018 benefit from favorable prior accident year reserve development of $42 million, compared with 3.2 points or $26 million for second-quarter 2017.

•	4.8 percentage-point six-month 2018 benefit from favorable prior accident year reserve development, compared with 2.2 points for the 2017 period.

CINF 2Q18 Release 4

Personal Lines Insurance Results

(Dollars in millions)	Three months ended June 30,			Six months ended June 30,
	2018	2017	% Change	2018	2017	% Change
Earned premiums	$331	$307	8	$656	$607	8
Fee revenues	2	1	100	3	3	0
Total revenues	333	308	8	659	610	8

Loss and loss expenses	269	242	11	507	473	7
Underwriting expenses	96	90	7	193	176	10
Underwriting loss	$(32)	$(24)	(33)	$(41)	$(39)	(5)

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	81.1%	79.1%	2.0	77.2%	78.0%	(0.8)
Underwriting expenses	29.0	29.3	(0.3)	29.5	29.0	0.5
Combined ratio	110.1%	108.4%	1.7	106.7%	107.0%	(0.3)

			% Change			% Change
Agency renewal written premiums	$342	$318	8	$606	$563	8
Agency new business written premiums	46	45	2	85	79	8
Other written premiums	(7)	(6)	(17)	(13)	(12)	(8)
Net written premiums	$381	$357	7	$678	$630	8

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	66.6%	64.6%	2.0	65.5%	64.3%	1.2
Current accident year catastrophe losses	9.6	15.8	(6.2)	9.3	15.9	(6.6)
Prior accident years before catastrophe losses	4.3	(0.9)	5.2	2.1	(1.8)	3.9
Prior accident years catastrophe losses	0.6	(0.4)	1.0	0.3	(0.4)	0.7
Loss and loss expense ratio	81.1%	79.1%	2.0	77.2%	78.0%	(0.8)

Current accident year combined ratio before catastrophe losses	95.6%	93.9%	1.7	95.0%	93.3%	1.7

•
$24 million or 7 percent increase in second-quarter 2018 personal lines net written premiums, driven by higher renewal written premiums that benefited from rate increases averaging near the high end of the mid-single-digit percent range, including personal auto increases near the high end of the high-single-digit range. Eight percent increase in six-month net written premiums.

•
$1 million or 2 percent growth in second-quarter new business written by agencies and 8 percent growth for the first six months of 2018, primarily from expanding our share of business from agencies’ high net worth clients.

•
1.7 percentage-point second-quarter 2018 combined ratio increase and a six-month decrease of 0.3 points, including decreases of 5.2 and 5.9 points for losses from natural catastrophes. The six-month decrease in the catastrophe loss ratio was partially offset by an increase of 0.8 points for noncatastrophe weather-related losses.

•
4.9 percentage-point second-quarter 2018 unfavorable prior accident year reserve development of $17 million, primarily from our homeowner line of business, compared with 1.3 points or $3 million of favorable development for second-quarter 2017.

•	2.4 percentage-point six-month 2018 unfavorable prior accident year reserve development, compared with 2.2 points of favorable development for the 2017 period.

CINF 2Q18 Release 5

Excess and Surplus Lines Insurance Results

(Dollars in millions)	Three months ended June 30,			Six months ended June 30,
	2018	2017	% Change	2018	2017	% Change
Earned premiums	$57	$52	10	$113	$100	13
Fee revenues	1	1	0	1	1	0
Total revenues	58	53	9	114	101	13

Loss and loss expenses	29	20	45	50	34	47
Underwriting expenses	16	14	14	33	30	10
Underwriting profit	$13	$19	(32)	$31	$37	(16)

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	48.5%	38.5%	10.0	44.0%	33.9%	10.1
Underwriting expenses	29.1	27.7	1.4	29.3	30.4	(1.1)
Combined ratio	77.6%	66.2%	11.4	73.3%	64.3%	9.0

			% Change			% Change
Agency renewal written premiums	$50	$43	16	$98	$83	18
Agency new business written premiums	17	21	(19)	33	37	(11)
Other written premiums	(3)	(3)	0	(6)	(6)	0
Net written premiums	$64	$61	5	$125	$114	10

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	56.9%	54.2%	2.7	55.8%	54.8%	1.0
Current accident year catastrophe losses	1.0	0.9	0.1	1.4	1.1	0.3
Prior accident years before catastrophe losses	(9.6)	(17.0)	7.4	(13.3)	(22.0)	8.7
Prior accident years catastrophe losses	0.2	0.4	(0.2)	0.1	0.0	0.1
Loss and loss expense ratio	48.5%	38.5%	10.0	44.0%	33.9%	10.1

Current accident year combined ratio before catastrophe losses	86.0%	81.9%	4.1	85.1%	85.2%	(0.1)

•
$3 million or 5 percent increase in second-quarter 2018 excess and surplus lines net written premiums, due to higher renewal written premiums that benefited from rate increases averaging in the low-single-digit percent range. Ten percent increase in six-month net written premiums.

•
$4 million decrease in second-quarter new business written by agencies and $4 million decrease for the first six months of 2018, reflecting a highly competitive market particularly for larger policies.

•	11.4 and 9.0 percentage-point second-quarter and six-month 2018 combined ratio increases, largely due to less favorable prior accident year reserve development.

•	9.4 percentage-point second-quarter 2018 benefit from favorable prior accident year reserve development of $4 million, compared with 16.6 points or $9 million for second-quarter 2017.

•	13.2 percentage-point six-month 2018 benefit from favorable prior accident year reserve development, compared with 22.0 points for the 2017 period.

CINF 2Q18 Release 6

Life Insurance Subsidiary Results

(Dollars in millions)	Three months ended June 30,			Six months ended June 30,
	2018	2017	% Change	2018	2017	% Change
Term life insurance	$44	$41	7	$85	$79	8
Universal life insurance	9	11	(18)	18	21	(14)
Other life insurance, annuity, and disability income products	11	8	38	21	17	24
Earned premiums	64	60	7	124	117	6
Investment income, net of expenses	38	39	(3)	76	78	(3)
Investment gains and losses, net	—	(1)	100	—	3	(100)
Fee revenues	1	1	0	2	3	(33)
Total revenues	103	99	4	202	201	0
Contract holders’ benefits incurred	62	60	3	125	125	0
Underwriting expenses incurred	19	20	(5)	39	37	5
Total benefits and expenses	81	80	1	164	162	1
Net income before income tax	22	19	16	38	39	(3)
Income tax	5	7	(29)	8	14	(43)
Net income of the life insurance subsidiary	$17	$12	42	$30	$25	20

•
$4 million or 7 percent increase in second-quarter 2018 earned premiums. Growth was largely due to a 7 percent second-quarter 2018 increase and an 8 percent six-month increase for term life insurance, our largest life insurance product line.

•	$5 million or 20 percent improvement in six-month 2018 life insurance subsidiary net income, primarily driven by decreased income taxes as a result of tax reform.

•	$50 million or 5 percent six-month 2018 decrease to $1.054 billion in GAAP shareholders’ equity for the life insurance subsidiary, primarily from a decrease in unrealized investment gains.

CINF 2Q18 Release 7

Investment and Balance Sheet Highlights
Investments Results

(Dollars in millions)	Three months ended June 30,			Six months ended June 30,
	2018	2017	% Change	2018	2017	% Change
Investment income, net of expenses	$154	$151	2	$304	$300	1
Investment interest credited to contract holders’	(24)	(23)	(4)	(48)	(46)	(4)
Investment gains and losses, net	105	(11)	nm	(86)	149	nm
Investments profit	$235	$117	101	$170	$403	(58)

Investment income:
Interest	$112	$111	1	$222	$222	0
Dividends	44	42	5	86	81	6
Other	1	1	0	2	2	0
Less investment expenses	3	3	0	6	5	20
Investment income, pretax	154	151	2	304	300	1
Less income taxes	23	36	(36)	46	71	(35)
Total investment income, after-tax	$131	$115	14	$258	$229	13

Investment returns:
Average invested assets plus cash and cash equivalents	$17,271	$16,447		$17,352	$16,298
Average yield pretax	3.57%	3.67%		3.50%	3.68%
Average yield after-tax	3.03	2.80		2.97	2.81
Effective tax rate	15.2	23.7		15.3	23.6
Fixed-maturity returns:
Average amortized cost	$10,458	$10,044		$10,433	$9,953
Average yield pretax	4.28%	4.42%		4.26%	4.46%
Average yield after-tax	3.58	3.23		3.56	3.26
Effective tax rate	16.3	26.8		16.3	26.9

•	$3 million or 2 percent rise in second-quarter 2018 pretax investment income, including 5 percent growth in equity portfolio dividends and 1 percent growth in interest income.

•
$25 million second-quarter 2018 pretax total investment gains, summarized on the table below. Changes in unrealized gains or losses reported in other comprehensive income, in addition to investment gains and losses reported in net income, are useful for evaluating total investment performance over time and are major components of changes in book value and the value creation ratio.

(Dollars in millions)	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Investment gains and losses on equity securities sold, net	$4	$(4)	$7	$145
Unrealized investment gains and losses on equity securities still held, net	101	—	(97)	—
Investment gains and losses on fixed-maturity securities sold, net	2	3	6	13
Other	(2)	(10)	(2)	(9)
Subtotal - investment gains and losses reported in net income	105	(11)	(86)	149
Change in unrealized investment gains and losses - equity securities	—	145	—	242
Change in unrealized investment gains and losses - fixed maturities	(80)	76	(301)	110
Total	$25	$210	$(387)	$501

CINF 2Q18 Release 8

Balance Sheet Highlights

(Dollars in millions, except share data)	At June 30,	At December 31,
	2018	2017
Total investments	$16,944	$17,051
Total assets	21,760	21,843
Short-term debt	61	24
Long-term debt	787	787
Shareholders’ equity	7,916	8,243
Book value per share	48.68	50.29
Debt-to-total-capital ratio	9.7%	9.0%

•	$17.465 billion in consolidated cash and total investments at June 30, 2018, down 1 percent from $17.708 billion at year-end 2017.

•
$10.636 billion bond portfolio at June 30, 2018, with an average rating of A2/A. Fair value increased $108 million during the second quarter of 2018, including $226 million in net purchases of fixed-maturity securities.

•
$6.200 billion equity portfolio was 36.6 percent of total investments, including $3.002 billion in appreciated value before taxes at June 30, 2018. Second-quarter 2018 increase in fair value of $114 million or 2 percent.

•
$5.030 billion of statutory surplus for the property casualty insurance group at June 30, 2018, down $64 million from $5.094 billion at year-end 2017, after declaring $200 million in dividends to the parent company. For the 12 months ended June 30, 2018, the ratio of net written premiums to surplus was 1.0-to-1, matching year-end 2017.

•
$0.26 three-month 2018 increase in book value per share, including additions of $0.82 from net income before investment gains and $0.13 from investment portfolio net investment gains or changes in unrealized gains for fixed-maturity securities and a reduction of $0.16 for other items, partially offset by a deduction of $0.53 from dividends declared to shareholders.

•
Value creation ratio of negative 1.1 percent for the first six months of 2018, including positive 3.1 percent from net income before investment gains, which includes underwriting and investment income, and negative 3.7 percent from investment portfolio net investment losses or changes in unrealized gains for fixed-maturity securities.

For additional information or to register for our conference call webcast, please visit cinfin.com/investors.

About Cincinnati Financial
Cincinnati Financial Corporation offers business, home and auto insurance, our main business, through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life and disability income insurance, fixed annuities and surplus lines property and casualty insurance. For additional information about the company, please visit cinfin.com.

Mailing Address:                        Street Address:
P.O. Box 145496                        6200 South Gilmore Road
Cincinnati, Ohio 45250-5496                    Fairfield, Ohio 45014-5141

CINF 2Q18 Release 9

Safe Harbor Statement
This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2017 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 30.
Factors that could cause or contribute to such differences include, but are not limited to:

•	Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes

•	Increased frequency and/or severity of claims or development of claims that are unforeseen at the time of policy issuance

•	Inadequate estimates, assumptions or reliance on third-party data used for critical accounting estimates

•	Declines in overall stock market values negatively affecting the company’s equity portfolio and book value

•
Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest rate fluctuations that result in declining values of fixed-maturity investments, including declines in accounts in which we hold bank-owned life insurance contract assets

•	Domestic and global events resulting in capital market or credit market uncertainty, followed by prolonged periods of economic instability or recession, that lead to:

◦	Significant or prolonged decline in the fair value of a particular security or group of securities and impairment of the asset(s)

◦	Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities

◦	Significant rise in losses from surety and director and officer policies written for financial institutions or other insured entities

•	Recession or other economic conditions resulting in lower demand for insurance products or increased payment delinquencies

•
Difficulties with technology or data security breaches, including cyberattacks, that could negatively affect our ability to conduct business; disrupt our relationships with agents, policyholders and others; cause reputational damage, mitigation expenses and data loss and expose us to liability under federal and state laws

•	Disruption of the insurance market caused by technology innovations such as driverless cars that could decrease consumer demand for insurance products

•
Delays, inadequate data developed internally or from third parties, or performance inadequacies from ongoing development and implementation of underwriting and pricing methods, including telematics and other usage-based insurance methods, or technology projects and enhancements expected to increase our pricing accuracy, underwriting profit and competitiveness

•	Increased competition that could result in a significant reduction in the company’s premium volume

•	Changing consumer insurance-buying habits and consolidation of independent insurance agencies that could alter our competitive advantages

•
Inability to obtain adequate ceded reinsurance on acceptable terms, amount of reinsurance coverage purchased, financial strength of reinsurers and the potential for nonpayment or delay in payment by reinsurers

•	Inability to defer policy acquisition costs for any business segment if pricing and loss trends would lead management to conclude that segment could not achieve sustainable profitability

•	Inability of our subsidiaries to pay dividends consistent with current or past levels

•
Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:

◦	Downgrades of the company’s financial strength ratings

◦	Concerns that doing business with the company is too difficult

◦	Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace

◦	Inability or unwillingness to nimbly develop and introduce coverage product updates and innovations that our competitors offer and consumers expect to find in the marketplace

•	Actions of insurance departments, state attorneys general or other regulatory agencies, including a change to a federal system of regulation from a state-based system, that:

◦	Impose new obligations on us that increase our expenses or change the assumptions underlying our critical accounting estimates

◦	Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations

◦	Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business

◦
Add assessments for guaranty funds, other insurance‑related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes

CINF 2Q18 Release 10

◦	Increase our provision for federal income taxes due to changes in tax law

◦	Increase our other expenses

◦	Limit our ability to set fair, adequate and reasonable rates

◦	Place us at a disadvantage in the marketplace

◦	Restrict our ability to execute our business model, including the way we compensate agents

•	Adverse outcomes from litigation or administrative proceedings

•
Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

•
Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others

•	Events, such as an epidemic, natural catastrophe or terrorism, that could hamper our ability to assemble our workforce at our headquarters location
Further, the company’s insurance businesses are subject to the effects of changing social, global, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

* * *

CINF 2Q18 Release 11

Cincinnati Financial Corporation
Condensed Consolidated Balance Sheets and Statements of Income (unaudited)

(Dollars in millions)			June 30,	December 31,
			2018	2017
Assets
Investments			$16,944	$17,051
Cash and cash equivalents			521	657
Premiums receivable			1,733	1,589
Reinsurance recoverable			420	432
Deferred policy acquisition costs			728	670
Other assets			1,414	1,444
Total assets			$21,760	$21,843

Liabilities
Insurance reserves			$8,228	$8,002
Unearned premiums			2,578	2,404
Deferred income tax			650	745
Long-term debt and capital lease obligations			828	827
Other liabilities			1,560	1,622
Total liabilities			13,844	13,600

Shareholders’ Equity
Common stock and paid-in capital			1,663	1,662
Retained earnings			7,696	5,180
Accumulated other comprehensive income			55	2,788
Treasury stock			(1,498)	(1,387)
Total shareholders' equity			7,916	8,243
Total liabilities and shareholders' equity			$21,760	$21,843

(Dollars in millions, except per share data)	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Revenues
Earned premiums	$1,294	$1,241	$2,554	$2,449
Investment income, net of expenses	154	151	304	300
Investment gains and losses, net	105	(11)	(86)	149
Other revenues	5	5	10	11
Total revenues	1,558	1,386	2,782	2,909

Benefits and Expenses
Insurance losses and contract holders' benefits	883	854	1,737	1,707
Underwriting, acquisition and insurance expenses	395	387	798	764
Interest expense	13	13	26	26
Other operating expenses	3	4	7	8
Total benefits and expenses	1,294	1,258	2,568	2,505

Income Before Income Taxes	264	128	214	404

Provision for Income Taxes	47	28	28	103

Net Income	$217	$100	$186	$301

Per Common Share:
Net income—basic	$1.33	$0.61	$1.13	$1.83
Net income—diluted	1.32	0.60	1.12	1.81

CINF 2Q18 Release 12

Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures
(See attached tables for reconciliations; additional prior-period reconciliations available at cinfin.com/investors.)
Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.
Management uses certain non-GAAP financial measures to evaluate its primary business areas – property casualty insurance, life insurance and investments. Management uses these measures when analyzing both GAAP and non-GAAP results to improve its understanding of trends in the underlying business and to help avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; supplement reporting segment disclosures with disclosures for a subsidiary company or for a combination of subsidiaries or reporting segments; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.

•
Non-GAAP operating income: Non-GAAP operating income is calculated by excluding investment gains and losses (defined as investment gains and losses after applicable federal and state income taxes) and other significant non-recurring items from net income. Management evaluates non-GAAP operating income to measure the success of pricing, rate and underwriting strategies. While investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses on fixed-maturity securities sold in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses are recognized from certain changes in market values of securities without actual realization. Management believes that the level of investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.

For these reasons, many investors and shareholders consider non-GAAP operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents non-GAAP operating income so that all investors have what management believes to be a useful supplement to GAAP information.

•
Consolidated property casualty insurance results: To supplement reporting segment disclosures related to our property casualty insurance operations, we also evaluate results for those operations on a basis that includes results for our property casualty insurance and brokerage services subsidiaries. That is the total of our commercial lines, personal lines and our excess and surplus lines segment plus our reinsurance assumed operations.

•
Life insurance subsidiary results: To supplement life insurance reporting segment disclosures related to our life insurance operation, we also evaluate results for that operation on a basis that includes life insurance subsidiary investment income, or investment income plus investment gains and losses, that are also included in our investments reporting segment. We recognize that assets under management, capital appreciation and investment income are integral to evaluating the success of the life insurance segment because of the long duration of life products.

CINF 2Q18 Release 13

Cincinnati Financial Corporation

Net Income Reconciliation

(Dollars in millions, except per share data)	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Net income	$217	$100	$186	$301
Less:
Investment gains and losses, net	105	(11)	(86)	149
Income tax on investment gains and losses	(21)	4	19	(53)
Investment gains and losses, after-tax	84	(7)	(67)	96
Non-GAAP operating income	$133	$107	$253	$205

Diluted per share data:
Net income	$1.32	$0.60	$1.12	$1.81
Less:
Investment gains and losses, net	0.64	(0.06)	(0.52)	0.90
Income tax on investment gains and losses	(0.13)	0.02	0.11	(0.32)
Investment gains and losses, after-tax	0.51	(0.04)	(0.41)	0.58
Non-GAAP operating income	$0.81	$0.64	$1.53	$1.23

Life Insurance Reconciliation

(Dollars in millions)	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Net income of the life insurance subsidiary	$17	$12	$30	$25
Investment gains and losses, net	—	(1)	—	3
Income tax on investment gains and losses	—	—	—	1
Non-GAAP operating income	17	13	30	23

Investment income, net of expenses	(38)	(39)	(76)	(78)
Investment income credited to contract holders’	24	23	48	46
Income tax excluding tax on investment gains and losses, net	5	7	8	13
Life insurance segment profit	$8	$4	$10	$4

CINF 2Q18 Release 14

Cincinnati Financial Corporation
Other Measures

•
Value creation ratio: This is a measure of shareholder value creation that management believes captures the contribution of the company’s insurance operations, the success of its investment strategy and the importance placed on paying cash dividends to shareholders. The value creation ratio measure is made up of two primary components: (1) rate of growth in book value per share plus (2) the ratio of dividends declared per share to beginning book value per share. Management believes this measure is useful, providing a meaningful measure of long-term progress in creating shareholder value. It is intended to be all-inclusive regarding changes in book value per share, and uses originally reported book value per share in cases where book value per share has been adjusted, such as adoption of Accounting Standards Updates with a cumulative effect of a change in accounting.

•
Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, insurers also must calculate certain data according to statutory accounting rules as defined in the NAIC’s Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments and differ from GAAP. Statutory data is publicly available, and various organizations use it to calculate aggregate industry data, study industry trends and compare insurance companies.

•
Written premium: Under statutory accounting rules, property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.

Value Creation Ratio Calculations

(Dollars are per share)	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Value creation ratio:
End of period book value*	$48.68	$44.97	$48.68	$44.97
Less beginning of period book value	48.42	44.07	50.29	42.95
Change in book value	0.26	0.90	(1.61)	2.02
Dividend declared to shareholders	0.53	0.50	1.06	1.00
Total value creation	$0.79	$1.40	$(0.55)	$3.02

Value creation ratio from change in book value**	0.5%	2.1%	(3.2)%	4.7%
Value creation ratio from dividends declared to shareholders***	1.1	1.1	2.1	2.3
Value creation ratio	1.6%	3.2%	(1.1)%	7.0%

* Book value per share is calculated by dividing end of period total shareholders' equity by end of period shares outstanding
** Change in book value divided by the beginning of period book value
*** Dividend declared to shareholders divided by beginning of period book value

CINF 2Q18 Release 15

Cincinnati Financial Corporation

Property Casualty Insurance Reconciliation

(Dollars in millions)	Three months ended June 30, 2018
	Consolidated	Commercial	Personal	E&S	Cincinnati Re
Premiums:
Written premiums	$1,349	$856	$381	$64	$48
Unearned premiums change	(119)	(44)	(50)	(7)	(18)
Earned premiums	$1,230	$812	$331	$57	$30

Statutory ratios:
Combined ratio	95.8%	92.9%	107.7%	77.2%	78.4%
Contribution from catastrophe losses	7.1	6.5	10.2	1.2	(0.1)
Combined ratio excluding catastrophe losses	88.7%	86.4%	97.5%	76.0%	78.5%

Commission expense ratio	18.1%	17.5%	16.7%	25.5%	29.0%
Other underwriting expense ratio	11.0	12.5	9.9	3.2	5.3
Total expense ratio	29.1%	30.0%	26.6%	28.7%	34.3%

GAAP ratios:
Combined ratio	97.2%	94.2%	110.1%	77.6%	73.2%
Contribution from catastrophe losses	7.1	6.5	10.2	1.2	(0.1)
Prior accident years before catastrophe losses	(2.6)	(4.9)	4.3	(9.6)	(5.8)
Current accident year combined ratio before catastrophe losses	92.7%	92.6%	95.6%	86.0%	79.1%

(Dollars in millions)	Six months ended June 30, 2018
	Consolidated	Commercial	Personal	E&S	Cincinnati Re
Premiums:
Written premiums	$2,607	$1,710	$678	$125	$94
Unearned premiums change	(177)	(108)	(22)	(12)	(35)
Earned premiums	$2,430	$1,602	$656	$113	$59

Statutory ratios:
Combined ratio	96.1%	94.5%	105.9%	72.3%	74.5%
Contribution from catastrophe losses	5.8	4.7	9.6	1.5	(0.2)
Combined ratio excluding catastrophe losses	90.3%	89.8%	96.3%	70.8%	74.7%

Commission expense ratio	18.1%	17.3%	17.8%	25.0%	24.7%
Other underwriting expense ratio	11.7	13.0	10.9	3.3	5.8
Total expense ratio	29.8%	30.3%	28.7%	28.3%	30.5%

GAAP ratios:
Combined ratio	97.5%	96.2%	106.7%	73.3%	77.4%
Contribution from catastrophe losses	5.8	4.7	9.6	1.5	(0.2)
Prior accident years before catastrophe losses	(3.0)	(4.2)	2.1	(13.3)	(7.5)
Current accident year combined ratio before catastrophe losses	94.7%	95.7%	95.0%	85.1%	85.1%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on dollar amounts in thousands.

CINF 2Q18 Release 16